Exhibit 10.1

August 3, 2011

Mass Hysteria Entertainment Company, Inc.
Attn: Dan Grodnik
8899 Beverly Blvd, Suite 710
West Hollywood, CA 90048

Dear Mr. Grodnik,

This letter confirms that Three Point Capital, LLC ("Three Point") is pleased to be engaged to provide the statement of work services described below to Mass Hysteria Entertainment Company, Inc. (“MHE”).

Three Point will help MHE identify customer needs, develop final product development goals, and create a marketplace launch strategy.  It will also assist with the development of a long-term business plan that includes industry brand positioning, mission and vision statement, short and long-term business objectives and financial projections.

As part of the development of the business plan, Three Point will perform the following representative tasks:

Current Product/Opportunity Assessment
•	Analyze industry segments to determine the overall value of each potential sector and identify potential strategic partners; and
•	Perform an assessment of the current MHE mobile application concepts and a summary of some additional product concepts.

Customer Research
•	Review existing research and conduct interviews with potential consumers;
•	Identify third party research firms and research objectives to utilize to conduct consumer research; and
•	Present a final research report summarizing consumer needs.

Future Opportunities Assessment
•	Outline new product concepts and complimentary opportunities that surface throughout the industry review and market research process;
•	Establish a list of corporate priorities based on the most compelling product concepts and create a detailed product summary of each concept ; and
•	Create an initial financial analysis and revenue projections for each viable potential product concept

Product Roadmap Development
•
Create a product launch strategy that outlines the product features, consumer utilization details, technical requirements, development timelines, target consumers, potential corporate customers, optimal revenue streams and general financial projections for the most favorable product concepts.

80 Broad Street, 5th Floor | New York, NY 10004 | NY@3pointcapital.com | (212) 837-7887
Raleigh Studios – Media Center | 1600 Rosecrans Avenue | Manhattan Beach, CA  90266 | LA@3pointcapital.com | (310) 546-3631
www.3pointcapital.com

The table below summarizes the estimated timing associated the major project steps.  Based on the scope of services outlined above, we expect the overall effort to cover a period of 8 to 12 weeks:

	~ 6 - 8 Weeks				~ 1 - 2 Weeks	~1 - 2 Weeks
Industry Analysis	Identify Industry Opportunities	Identify Customer and Target Audience	Summarize Customer Needs	Financial Analysis	Future Product Development Assessment	Roadmap Development and Delivery
Product Development	Review Existing Product Concepts	Conduct Customer Research		Update Product Concept List

Our professional fees for this engagement shall be shares of common stock of MHE such that the common stock held by Three Point (or its designee(s)) shall equal two and one-half percent (2.5%) of the issued and outstanding common stock of MHE (one-half percent (0.5%) upon engagement with the balance upon delivery of the business plan).  The shares shall be in the form of a stock grant or stock award pursuant to an equity compensation plan (such as a stock incentive plan, stock award plan, stock option plan, or similar plan), duly adopted by MHE which authorizes MHE to issue shares of its common stock to consultants and which is registered with the SEC on Form S-8.

In addition, MHE will be responsible for reimbursing Three Point any reasonable expenses incurred in order to perform its role, not to exceed $10,000 without the prior written consent of MHE.  Reasonable expenses may include travel and lodging to cities within the U.S. for client meetings along with any mutually agreed upon third party market research costs.  These market research costs may be necessary for obtaining consumer contact lists, conducting focus groups or executing online or offline individual consumer surveys.

Upon agreeing to the terms of this engagement, MHE and Three Point agree to have an initial meeting to discuss project details and conduct an initial discussion regarding the current state of the MHE’s business and the overall project objectives, timing and deliverables.

We look forward to working with you on this exciting and unique opportunity.  Please let us know if you have any questions or comments.

Sincerely,

Britt Fletcher
President
Agreed:

____________________________
Daniel Grodnik
Mass Hysteria  Entertainment Company,  Inc.

80 Broad Street, 5th Floor | New York, NY 10004 | NY@3pointcapital.com | (212) 837-7887
Raleigh Studios – Media Center | 1600 Rosecrans Avenue | Manhattan Beach, CA  90266 | LA@3pointcapital.com | (310) 546-3631
www.3pointcapital.com

ADDITIONAL TERMS AND CONDITIONS

1. Inventions.

(a) “Inventions,” as used in this Section 1, means any inventions, discoveries, improvements and ideas (whether or not they are in writing or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted) that Three Point makes, authors, or conceives (either alone or with others) with respect to MHE’s business or business model.  Three Point agrees that all Inventions made by Three Point during or within six months after the term of this Agreement will be MHE’s sole and exclusive property.  Three Point will assign (and Three Point hereby assigns) to MHE all of Three Point’s rights to the Invention, any applications Three Point makes for patents or copyrights in any country, and any patents or copyrights granted to Three Point in any country.

(b) To the extent that any Invention qualifies as “work made for hire” as defined in 17 U.S.C. § 101 (1976), as amended, such Invention shall constitute “work made for hire” and, as such, shall be the exclusive property of MHE.

2. Confidential Information. “Confidential Information,” as used in this Section 2, means information that is not generally known and that is proprietary to MHE or that MHE is obligated to treat as proprietary.  Any information that Three Point reasonably considers Confidential Information, or that MHE treats as Confidential Information, will be presumed to be Confidential Information (whether Three Point or others originated it and regardless of how Three Point obtained it).  Except as specifically authorized by an authorized officer of MHE or by written Company policies, Three Point will not, either during or after the term of this Agreement, use or disclose Confidential Information to any person who is not an employee of MHE, except as is necessary to perform his or her duties under this Agreement.  Upon termination of this Agreement, Three Point will promptly deliver to MHE all records and any compositions, articles, devices, apparatus and other items that disclose, describe or embody Confidential Information or any Invention.

3. No Adequate Remedy.  Three Point understands that if Three Point fails to fulfill Three Point’s obligations under Sections 1 or 2 of this Agreement, the damages to MHE would be very difficult to determine.  Therefore, in addition to any other rights or remedies available to MHE at law, in equity, or by statute, Three Point hereby consents to the specific enforcement of Sections 1 or 2 of this Agreement by MHE through an injunction or restraining order issued by an appropriate court.

4. Use of Name.  Unless otherwise required by law, MHE will not use Three Point’s name without Three Point’s prior consent, which shall not be unreasonably withheld, in MHE materials such as, but not limited to, offering memoranda related to financing activities of MHE.

5. Miscellaneous.

(a) No Conflicts.  The parties agree and understand that Three Point has other clients that are early stage entertainment and technology companies.  Three Point represents and warrants to MHE that, to Three Point’s knowledge, neither the entering into of this Agreement nor the performance of any of Three Point’s obligations hereunder will conflict with or constitute a breach under any obligation of Three Point under any agreement or contract to which Three Point is a party or any other obligation by which Three Point is bound.  Without limiting the foregoing, Three Point agrees that at no time will Three Point utilize any trade secrets or other intellectual property of any third party while performing services hereunder.

80 Broad Street, 5th Floor | New York, NY 10004 | NY@3pointcapital.com | (212) 837-7887
Raleigh Studios – Media Center | 1600 Rosecrans Avenue | Manhattan Beach, CA  90266 | LA@3pointcapital.com | (310) 546-3631
www.3pointcapital.com

(b) Nature of Relationship.  Three Point is an independent contractor and will not be deemed to be an employee of MHE for the purposes of any employee benefit programs, income tax withholding, FICA taxes, unemployment benefits, or otherwise.  Accordingly, Three Point understands that MHE will not pay or withhold from payments to Three Point under this Agreement any FICA (social security), state unemployment or disability insurance premiums, state or federal income taxes, or other taxes and that Consultant is responsible for paying its own federal self-employment tax (in lieu of FICA), state and federal income taxes (including estimated tax payments) and other applicable taxes.  Consultant also understands that he or she will receive no employee benefits of any kind including, for example, health insurance.

(c) Successors and Assigns.  This Agreement is binding on and inures to the benefit of MHE’s successors and assigns, all of which are included in the term “MHE” as it is used in this Agreement.

(d) Modification.  This Agreement may be modified or amended only by a writing signed by both MHE and Three Point.

(e) Governing Law.  This Agreement will be governed by the laws of the State of California in all respects, including without limitation interpretation, performance, effect and remedies (without regard to the laws of conflict of any jurisdiction).

(f) Construction.  Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law.  If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid.  The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

(g) Waivers.  No failure or delay by either MHE or Three Point in exercising any right or remedy under this Agreement will waive any provision of the Agreement.

(h) Entire Agreement.  This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings between the parties concerning the matters in this Agreement, including without limitation any policy or personnel manuals of MHE.

(i) Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be hand-delivered or sent by registered or certified first-class mail, postage prepaid, or commercial overnight delivery service and shall be effective upon delivery if hand-delivered, three (3) days after mailing if mailed or one (1) day after delivery to a commercial overnight delivery service.

80 Broad Street, 5th Floor | New York, NY 10004 | NY@3pointcapital.com | (212) 837-7887
Raleigh Studios – Media Center | 1600 Rosecrans Avenue | Manhattan Beach, CA  90266 | LA@3pointcapital.com | (310) 546-3631
www.3pointcapital.com